UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

001-35561

(Commission File Number)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

As previously reported by Ideanomics, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2021, the Company previously appointed Robin Mackie as President of Ideanomics Mobility. Effective as of January 25, 2023, Mr. Mackie, age 63, agreed to be appointed as Chief Operating Officer of the Company. As Chief Operating Officer of the Company, Mr. Mackie is expected to oversee the performance of all operations throughout the Company. Mr. Mackie agreed to support the Company’s Chief Executive Officer and Board of Directors in implementing the Company’s vision and strategy. Mr. Mackie’s ability to spot opportunities and deliver robust business solutions allows him to continually maintain firm commercial control and create highly motivating work environments and teams that deliver innovative technology solutions. Mr. Mackie has worked across several highly-regulated but diverse sectors, including offshore, engineering, construction, medical and automotive. Mr. Mackie has also worked with many companies, from early-stage technical spin-outs developing electric drives, battery technology, telematics and charging infrastructure, to complete vehicle development.

In connection with his appointment as Chief Operating Officer, Mr. Mackie entered into a new employment agreement with the Company (the “Agreement”). Under the terms of the Agreement, the Company agreed to increase Mr. Mackie’s base salary to $550,000, with a discretionary bonus of up to 100% of Mr. Mackie’s salary.

There are no arrangements or understandings between Mr. Mackie and any other persons pursuant to which he was chosen as an officer of the Company.

There are no family relationships between Mr. Mackie and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Mackie is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with a subsequent Exchange Act filing by the Company.

Item 7.01 Regulation FD Disclosure.

Effective January 25, 2023, the Company announced the appointment of Macy Neshati as Chief Commercial Officer of the Company. As Chief Commercial Officer, Mr. Neshati will oversee an enterprise-wide commercial strategy for the Company centered on securing contracts with high-value customers. Mr. Neshati previously served as the Chief Executive Officer of the Company’s subsidiary U.S. Hybrid, where Mr. Neshati formed strategic partnerships with Global Environmental Products, Toyota Tsusho and A-1 Alternative Fuel Systems. Under his leadership, U.S. Hybrid evolved from a small, project-focused company into an industry leading organization recognized for its proven zero-emission solutions for specialty vehicles. Mr. Neshati has served in leadership roles at the Antelope Valley Transit Authority and BYD, bringing deep knowledge to the Company about what end-users want in an EV solution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: January 31, 2023	By:	/s/ Alfred P. Poor
Alfred P. Poor
Chief Executive Officer